Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Third Quarter 2021 Financial Results
ALEXANDRIA, Louisiana, October 29, 2021, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the third quarter of 2021.
Net income for the third quarter of 2021 was $8.1 million, or $1.12 per diluted common share ("EPS"), a decrease of $101,000, or 1.2%, compared to $8.2 million, or $1.13 EPS, for the second quarter of 2021, and an increase of $853,000, or 11.7%, compared to $7.3 million, or $0.99 EPS, for the third quarter of 2020. For the third quarter of 2021, the quarterly return on assets was 1.11%, and the quarterly return on equity was 10.83%.
Net income for the nine months ended September 30, 2021, was $24.4 million, or $3.34 EPS, an increase of $3.6 million, or 17.0%, compared to $20.9 million, or $2.84 EPS, for the nine months ended September 30, 2020. For the nine months ended September 30, 2021, the return on assets was 1.15%, and the return on equity was 11.17%.
Third Quarter 2021 Performance and Operational Highlights
In the third quarter of 2021, the Company maintained consistent net income, had robust deposit and asset growth, and continued a high level of liquidity. The Company also continued its organic expansion, renewed its stock repurchase program, and managed the impacts from Hurricane Ida.
During the third quarter of 2021, Louisiana experienced a significant increase in COVID-19 pandemic cases and hospitalizations, resulting in the reinstatement of some pandemic-related restrictions such as mask mandates and vaccination requirements for certain activities. However, capacity restrictions were not reinstated. Economic activity in Louisiana remained relatively consistent with the second quarter of 2021, but challenges persist due to supply chain disruptions and labor shortages.
•Net income for the third quarter of 2021 was $8.1 million, $101,000 lower than the prior quarter primarily due to lower mortgage loan income, partially offset by higher PPP loan income.
•Assets increased $142.3 million in the third quarter of 2021 to $3.02 billion as of September 30, 2021, primarily driven by a $135.0 million increase in deposits. The deposit growth was mainly due to customers maintaining higher deposit balances.
•Mortgage loan income for the third quarter of 2021 was $1.8 million, $587,000 lower than the prior quarter. The decrease in mortgage loan activity and income in the third quarter of 2021 was primarily due to Hurricane Ida causing delays in mortgage loan closings.
•Red River Bank is participating in the Small Business Administration ("SBA") Paycheck Protection Program ("PPP"). In the third quarter of 2021, forgiveness payments on PPP loans resulted in a $37.0 million decrease in PPP loans, net of deferred fees. As of September 30, 2021, PPP loans were $46.0 million, net of $1.8 million of deferred income, or 2.8% of loans held for investment ("HFI"). In the third quarter of 2021, forgiveness began on PPP Second Draw ("PPP2") loans, resulting in a $305,000 increase in PPP loan income. PPP loan income for the third quarter of 2021 was $1.4 million, compared to $1.1 million for the prior quarter.
•As of September 30, 2021, non-PPP loans HFI were $1.58 billion,(1) an increase of $59.2 million, or 3.9%, from June 30, 2021. The growth in non-PPP loans HFI was mainly due to increased loan activity in most markets.
•The net interest margin fully tax equivalent ("FTE") for the third quarter of 2021 was 2.60%, compared to 2.54% for the prior quarter. The net interest margin for the third quarter of 2021 benefited from higher PPP loan income and a higher balance of non-PPP loans, partially offset by lower rates on new and renewed non-PPP loans.
•Nonperforming assets ("NPA(s)") decreased $658,000 in the third quarter and were $2.4 million, or 0.08% of assets as of September 30, 2021. As of September 30, 2021, the allowance for loan losses ("ALL") was $19.2 million, or 1.18% of loans HFI and 1.22%(1) of non-PPP loans HFI (non-GAAP). Due to favorable asset quality metrics, the provision for loan losses was $150,000 for both the second and third quarters of 2021.
•We paid a quarterly cash dividend of $0.07 per common share.
•In the third quarter of 2021, the $3.0 million stock repurchase program that was approved in August 2020 was completed after reaching the purchase limit. On August 31, 2021, the board of directors approved the renewal of our stock repurchase program. The renewed repurchase program authorizes the Company to purchase up to $5.0 million of outstanding shares of common stock between September 1, 2021 and August 31, 2022. In accordance with these stock repurchase programs, we repurchased 15,994 shares of our common stock in the third quarter of 2021 at an aggregate cost of $804,000 with an average price per share of $50.25.

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

•In the third quarter of 2021, as part of our digital initiatives plan, we completed a change to a new digital appraisal system and began implementing a new person-to-person payment platform and an online account opening system.
•On July 6, 2021, we opened a new banking center in Lake Charles, Louisiana.
•In our Acadiana market, we continue to operate a loan and deposit production office in Lafayette, Louisiana, while a new banking center location that we purchased in 2020 is under renovation. We expect this new, full-service banking center to open in the first quarter of 2022.
•In the third quarter of 2021, we announced our planned expansion into our newest market, New Orleans, Louisiana. We hired a New Orleans market president and plan to open a combined loan and deposit production office, pending regulatory approval, in New Orleans in the fourth quarter of 2021.
•On August 29, 2021, Hurricane Ida made landfall in southeast Louisiana between New Orleans and Baton Rouge. Red River Bank did not sustain any damage to its locations, and our employees had no significant issues. Banking locations in the impacted markets closed as necessary prior to the hurricane's landfall. Two days after the hurricane made landfall, all impacted markets had banking locations available to customers. We continue to assess the impact from the hurricane to our customers, and based on recent reports, no major issues have been identified.
Blake Chatelain, President and Chief Executive Officer, stated, "The third quarter of 2021 was one of solid growth, consistent performance, and continued execution of our organic growth plans. Deposit growth was mainly a result of many of our customers continuing to maintain high deposit balances and some receiving economic stimulus payments. Excess liquidity in the credit markets continue to accelerate loan payoffs; however, non-PPP loans grew 3.9% due to active calling efforts and increased loan demand.
"As part of our expansion plan, in early July 2021, we opened our new, full-service, remodeled banking center in Lake Charles, Louisiana, which was the third in that market. Lake Charles continues to heal from Hurricane Laura which hit in August of 2020, and our banking team is fully engaged in helping the community recover.
"Also, as part of our organic expansion plan, in our Acadiana market, we continue to operate a loan and deposit production office in Lafayette, Louisiana. In 2020, we purchased a banking center location that is currently under renovation and is expected to open as a new, full-service banking center in the first quarter of 2022.
"We are very excited to announce that Red River Bank will soon be operating in New Orleans and to welcome Meghan Donelon as our New Orleans market president. A New Orleans native, Meghan has a wealth of banking knowledge and experience and is eager to lead Red River Bank in Louisiana's largest market. We believe expanding to New Orleans is a promising opportunity due to recent market disruption, the dynamic customer base, and ongoing recovery from the COVID-19 pandemic. Meghan has assembled a talented group of local, experienced bankers, and we are planning to open a combined loan and deposit production office, pending regulatory approval, in the New Orleans downtown business district in the fourth quarter of 2021.
"Hurricane Ida was a major Category 4 hurricane that caused significant damage in parts of southeast Louisiana. Fortunately, our locations and employees did not have physical damage. Due to our expanded business continuity preparations and plans, our customers' banking needs were met. Our bankers remain hard at work daily to help our communities and customers recover from recent hurricanes."
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the third quarter of 2021 were positively impacted by higher PPP loan income and a higher balance of non-PPP loans, partially offset by lower rates on new and renewed non-PPP loans. For the third quarter of 2021, deposit growth resulted in additional liquidity which was deployed primarily into interest-bearing deposits in other banks, securities, and non-PPP loans.
Average PPP loans outstanding, net of deferred income, for the third quarter of 2021 were $63.2 million, which was $46.0 million lower than the prior quarter. During the third quarter we received $23.7 million in SBA forgiveness and borrower repayments on PPP First Draw ("PPP1") loans and $14.0 million on PPP2 loans for a total of $37.7 million. In the prior quarter we received $42.8 million in SBA forgiveness and borrower repayments on PPP1 loans only. All PPP loans have a 1.0% interest rate; however, PPP1 and PPP2 loans have different fee structures. PPP fee income is impacted by these fee structures. PPP1 origination fees totaled $7.0 million, or 3.52% of originated PPP1 loans, and PPP2 origination fees totaled $2.7 million, or 4.65% of originated PPP2 loans. PPP loan origination fees are recorded to interest income over the 24- or 60-month loan term, for PPP1 and PPP2, respectively, or until the loans are forgiven by the SBA or repaid by the borrower. When PPP loan forgiveness payments or borrower payments are received in full, the remaining portion of origination fees are recorded to income. For the third quarter of 2021, PPP loan interest and fees totaled $1.4 million, resulting in an 8.57% yield, compared to $1.1 million in interest and fees and a 3.89% yield for the prior quarter. The increase in PPP income and yield was primarily due to beginning forgiveness of PPP2 loans in the third quarter 2021.

Net interest income for the third quarter of 2021 was $18.1 million, which was $862,000, or 5.0%, higher than the second quarter of 2021, due to a $798,000 increase in interest and dividend income and a $64,000 decrease in interest expense. The increase in interest and dividend income was primarily due to a $337,000 increase in non-PPP loan income and a $305,000 increase in PPP loan income for the third quarter of 2021 compared to the prior quarter. Non-PPP loan income increased due to a higher average balance of non-PPP loans outstanding compared to the prior quarter, partially offset by lower rates on new and renewed non-PPP loans. PPP loan income increased due to higher PPP fee income as a result of beginning forgiveness of PPP2 loans. Interest expense decreased in the third quarter of 2021 as a result of our adjustments to rates on interest-bearing deposits.
The net interest margin FTE increased six basis points ("bp(s)") to 2.60% for the third quarter of 2021, compared to 2.54% for the prior quarter. Contributing to this increase was an 11 bp increase in the yield on loans due to a $305,000 increase in PPP loan income compared to the prior quarter and a higher average balance of non-PPP loans, partially offset by lower rates on new and renewed non-PPP loans. The net interest margin FTE for the third quarter was also positively impacted, when compared to the prior quarter, by a four bp increase in the yield on short-term liquid assets. Average short-term liquid assets, yielding 0.14%, were $632.3 million which was $14.6 million, or 2.4%, higher than the prior quarter and were 22.6% of average earning assets. In the third quarter of 2021, on a stand-alone basis, this level of liquidity had a 72 bp dilutive impact to the net interest margin FTE. Additionally, the net interest margin FTE was positively impacted by a ten bp decrease in the rate on time deposits as a result of our adjustments to deposit rates on new and renewing time deposits.
Excluding PPP loan income, net interest income (non-GAAP) for the third quarter of 2021 was $16.7 million,(1) which was $557,000, or 3.4%, higher than the second quarter of 2021. Also, with PPP loans excluded for the third quarter of 2021, the yield on non-PPP loans (non-GAAP) was 3.93%,(1) and the net interest margin FTE (non-GAAP) was 2.46%.(1) In the third quarter of 2021, PPP loans had an 18 bp accretive impact to the yield on loans and a 14 bp accretive impact to the net interest margin FTE.
Provision for Loan Losses
The provision for loan losses for the third quarter of 2021 was $150,000, which was consistent with the prior quarter provision. The economic activity in Louisiana remained relatively consistent, and our asset quality metrics remained favorable for the quarter. We will continue to evaluate future provision needs in relation to non-PPP loan growth and trends in asset quality.
Noninterest Income
Noninterest income totaled $5.6 million for the third quarter of 2021, a decrease of $760,000, or 11.9%, compared to $6.4 million for the previous quarter. The decrease was due to lower mortgage loan income, lower debit card income, net, and reduced income from a Small Business Investment Company ("SBIC") limited partnership of which Red River Bank is a member. These decreases were partially offset by higher service charges on deposit accounts.
Mortgage loan income for the third quarter of 2021 was $1.8 million, a decrease of $587,000, or 24.9%, compared to $2.4 million in the previous quarter. This decrease was due to reduced mortgage loan activity primarily as a result of Hurricane Ida causing delays in mortgage loan closings.
Debit card income, net, totaled $1.1 million for the third quarter of 2021, a decrease of $110,000, or 9.1%, from the prior quarter. This decrease was primarily a result of a decrease in the number of debit card transactions.
SBIC income for the third quarter of 2021 was $136,000, a decrease of $103,000, or 43.1%, from the prior quarter. This decrease was a result of a $71,000 dividend received in the second quarter of 2021 from the SBIC. No dividend was received in the third quarter of 2021 from the SBIC.
Service charges on deposit accounts totaled $1.3 million for the third quarter of 2021, an increase of $118,000, or 10.4%, from the prior quarter. This increase was attributed to a larger number of non-sufficient fund transactions and related fee income in the third quarter of 2021.
Operating Expenses
Operating expenses for the third quarter of 2021 totaled $13.7 million, an increase of $292,000, or 2.2%, compared to $13.4 million for the previous quarter. This increase was mainly due to higher loan and deposit expenses, higher legal and professional expenses, and higher occupancy and equipment expenses, partially offset by lower personnel expenses.
Loan and deposit expenses for the third quarter of 2021 totaled $325,000, an increase of $132,000, or 68.4%, from the previous quarter. This increase was a result of the transition to a new appraisal tracking system in the second quarter of 2021 which temporarily impacted loan expenses in both the second and third quarters of 2021. The new, digital appraisal system is expected to improve the efficiency of our appraisal process.
Legal and professional expenses for the third quarter of 2021 were $453,000, an increase of $85,000, or 23.1%, from the previous quarter. This increase was mainly due to higher consulting and shareholder related expenses in the third quarter of 2021.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Occupancy and equipment expenses totaled $1.4 million for the third quarter of 2021, up $83,000, or 6.2%, from the second quarter of 2021. This increase was primarily due to opening a new banking center in Lake Charles which incurred approximately $55,000 of nonrecurring expenses in the third quarter of 2021.
Personnel expenses totaled $8.0 million for the third quarter of 2021, down $154,000, or 1.9%, from the second quarter of 2021. This decrease was primarily due to lower commission compensation related to lower mortgage loan activity, combined with a larger COVID-19 payroll benefit resulting from the Families First Coronavirus Response Act credit.
Asset Overview
As of September 30, 2021, assets totaled $3.02 billion, which was $142.3 million, or 4.9%, higher than $2.88 billion as of June 30, 2021. This increase was primarily due to a $135.0 million increase in deposits in the third quarter. Loans HFI increased $22.2 million, or 1.4%, compared to the prior quarter. Because deposit growth exceeded loan growth, excess funds were deployed into interest-bearing deposits in other banks and securities. Interest-bearing deposits in other banks increased $60.2 million to $694.0 million and were 23.9% of earning assets as of September 30, 2021. Securities available-for-sale increased $56.2 million to $568.2 million and were 19.6% of earning assets as of September 30, 2021. The loans HFI to deposits ratio was 59.99% as of September 30, 2021, compared to 62.28% as of June 30, 2021.
Assets excluding PPP loans, net of deferred income (non-GAAP) as of September 30, 2021, totaled $2.97 billion,(1) an increase of $179.3 million, or 6.4%, from $2.80 billion(1) as of June 30, 2021. The non-PPP loans HFI to deposits ratio (non-GAAP) was 58.29%(1) as of September 30, 2021, compared to 59.05%(1) as of June 30, 2021.
Loans
Loans HFI as of September 30, 2021, totaled $1.62 billion, an increase of $22.2 million, or 1.4%, from June 30, 2021. As of September 30, 2021, PPP loans totaled $46.0 million, net of $1.8 million of deferred income, and were 2.8% of loans HFI. As of September 30, 2021, non-PPP loans HFI totaled $1.58 billion,(1) an increase of $59.2 million, or 3.9%, from June 30, 2021, due to increased loan activity in most markets.
Red River Bank began participating in the SBA PPP in the second quarter of 2020. Through September 30, 2021, we had received $198.6 million in SBA forgiveness and borrower payments on 99.9% of the 1,384 PPP1 loans originated. In 2021, we originated 488 PPP2 loans totaling $58.3 million with an average size of $119,000. PPP2 origination fees totaled $2.7 million, or 4.65% of originated PPP2 loans. Through September 30, 2021, we had received $14.0 million in SBA forgiveness and borrower payments on 36.4% of the PPP2 loans originated. As of September 30, 2021, PPP2 loans totaled $42.6 million, net of $1.7 million of deferred income. Through October 20, 2021, we had received $19.4 million in SBA forgiveness and borrower payments on 46.9% of the PPP2 loans originated.
Our health care loans are made up of a diversified portfolio of health care providers. As of September 30, 2021, total health care credits were 8.9% of non-PPP loans HFI (non-GAAP), nursing and residential care loans were 3.6% of non-PPP loans HFI (non-GAAP), and loans to physician and dental practices were 5.1% of non-PPP loans HFI (non-GAAP). The average loan size of health care credits was $328,000.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate ("LIBOR") rates would cease to be published after June 30, 2023. As of September 30, 2021, 5.2% of our non-PPP loans HFI (non-GAAP) were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.
Asset Quality and Allowance for Loan Losses
NPAs totaled $2.4 million as of September 30, 2021, down $658,000, or 21.3%, from June 30, 2021, primarily due to the decrease in nonaccrual loans in the third quarter. The ratio of NPAs to total assets improved to 0.08% as of September 30, 2021, from 0.11% as of June 30, 2021.
As of September 30, 2021, the ALL was $19.2 million. The ratio of ALL to loans HFI was 1.18% as of September 30, 2021, and 1.22% as of June 30, 2021. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.22%(1) as of September 30, 2021, and 1.28%(1) as of June 30, 2021. The net charge-off ratio was 0.03% for the third quarter of 2021 and 0.01% for the second quarter of 2021.
Deposits
Deposits as of September 30, 2021, were $2.70 billion, an increase of $135.0 million, or 5.3%, compared to June 30, 2021. Average deposits for the third quarter of 2021 were $2.60 billion, an increase of $38.1 million, or 1.5%, from the prior quarter. This increase was primarily a result of customers maintaining higher deposit balances. Noninterest-bearing deposits totaled $1.14 billion as of September 30, 2021, up $112.2 million, or 10.9%, from June 30, 2021. As of September 30, 2021, noninterest-bearing
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

deposits were 42.29% of total deposits. Interest-bearing deposits totaled $1.56 billion as of September 30, 2021, up $22.8 million, or 1.5%, compared to June 30, 2021.
Stockholders’ Equity
Total stockholders’ equity increased to $298.7 million as of September 30, 2021, from $292.9 million as of June 30, 2021. The $5.8 million increase in stockholders’ equity during the third quarter of 2021 was attributed to $8.1 million of net income and $59,000 of stock compensation, partially offset by a $1.1 million, net of tax, market adjustment to accumulated other comprehensive income related to securities available-for-sale, the repurchase of 15,994 shares of common stock for $804,000, and $510,000 in cash dividends. We paid a quarterly cash dividend of $0.07 per share on September 23, 2021.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 26 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Income	$8,138	$8,239	$7,285	$24,442	$20,884

Per Common Share Data:
Earnings per share, basic	$1.12	$1.13	$0.99	$3.35	$2.85
Earnings per share, diluted	$1.12	$1.13	$0.99	$3.34	$2.84
Book value per share	$41.05	$40.21	$37.96	$41.05	$37.96
Tangible book value per share(1)	$40.84	$40.00	$37.75	$40.84	$37.75
Cash dividends per share	$0.07	$0.07	$0.06	$0.21	$0.18
Shares outstanding	7,276,400	7,284,994	7,325,333	7,276,400	7,325,333
Weighted average shares outstanding, basic	7,278,192	7,300,040	7,327,395	7,298,597	7,321,092
Weighted average shares outstanding, diluted	7,294,011	7,319,351	7,342,678	7,314,938	7,341,747

Summary Performance Ratios:
Return on average assets	1.11%	1.15%	1.20%	1.15%	1.25%
Return on average equity	10.83%	11.41%	10.50%	11.17%	10.44%
Net interest margin	2.54%	2.48%	2.96%	2.57%	3.11%
Net interest margin FTE	2.60%	2.54%	3.02%	2.63%	3.17%
Efficiency ratio	57.61%	56.62%	55.88%	56.07%	56.56%
Loans HFI to deposits ratio	59.99%	62.28%	75.17%	59.99%	75.17%
Noninterest-bearing deposits to deposits ratio	42.29%	40.14%	42.08%	42.29%	42.08%
Noninterest income to average assets	0.77%	0.90%	1.06%	0.89%	1.01%
Operating expense to average assets	1.86%	1.88%	2.19%	1.90%	2.28%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.08%	0.11%	0.21%	0.08%	0.21%
Nonperforming loans to loans HFI	0.09%	0.13%	0.27%	0.09%	0.27%
Allowance for loan losses to loans HFI	1.18%	1.22%	0.98%	1.18%	0.98%
Net charge-offs to average loans	0.03%	0.01%	0.02%	0.03%	0.09%

Capital Ratios:
Total stockholders' equity to total assets	9.89%	10.18%	11.16%	9.89%	11.16%
Tangible common equity to tangible assets(1)	9.84%	10.13%	11.11%	9.84%	11.11%
Total risk-based capital to risk-weighted assets	18.74%	19.10%	18.17%	18.74%	18.17%
Tier 1 risk-based capital to risk-weighted assets	17.60%	17.90%	17.15%	17.60%	17.15%
Common equity Tier 1 capital to risk-weighted assets	17.60%	17.90%	17.15%	17.60%	17.15%
Tier 1 risk-based capital to average assets	10.21%	10.13%	11.26%	10.21%	11.26%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
ASSETS
Cash and due from banks	$36,614	$33,728	$36,856	$29,537	$31,422
Interest-bearing deposits in other banks	693,950	633,744	566,144	417,664	239,466
Securities available-for-sale	568,199	512,012	515,942	498,206	467,744
Equity securities	7,920	3,961	3,951	4,021	4,032
Nonmarketable equity securities	3,449	3,449	3,447	3,447	3,445
Loans held for sale	8,782	12,291	18,449	29,116	23,358
Loans held for investment	1,622,593	1,600,388	1,602,086	1,588,446	1,649,272
Allowance for loan losses	(19,168)	(19,460)	(19,377)	(17,951)	(16,192)
Premises and equipment, net	47,432	47,414	46,950	46,924	44,501
Accrued interest receivable	5,927	6,039	6,460	6,880	6,617
Bank-owned life insurance	27,886	27,710	22,546	22,413	22,270
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,847	3,950	4,053	4,154	4,255
Other assets	11,807	11,704	11,619	8,231	9,192
Total Assets	$3,020,784	$2,878,476	$2,820,672	$2,642,634	$2,490,928

LIABILITIES
Noninterest-bearing deposits	$1,143,693	$1,031,486	$1,015,350	$943,615	$923,286
Interest-bearing deposits	1,560,890	1,538,113	1,499,925	1,396,745	1,270,654
Total Deposits	2,704,583	2,569,599	2,515,275	2,340,360	2,193,940
Accrued interest payable	1,340	1,432	1,699	1,774	1,805
Lease liabilities	3,943	4,042	4,138	4,233	4,327
Accrued expenses and other liabilities	12,230	10,479	14,649	10,789	12,778
Total Liabilities	2,722,096	2,585,552	2,535,761	2,357,156	2,212,850
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	65,130	65,934	67,093	68,055	68,055
Additional paid-in capital	1,751	1,692	1,638	1,545	1,487
Retained earnings	231,868	224,240	216,511	208,957	202,136
Accumulated other comprehensive income (loss)	(61)	1,058	(331)	6,921	6,400
Total Stockholders' Equity	298,688	292,924	284,911	285,478	278,078
Total Liabilities and Stockholders' Equity	$3,020,784	$2,878,476	$2,820,672	$2,642,634	$2,490,928

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Nine Months Ended
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$16,993	$16,351	$17,080	$50,509	$50,623
Interest on securities	2,220	2,138	2,099	6,247	5,766
Interest on federal funds sold	20	25	30	67	179
Interest on deposits in other banks	202	129	27	432	265
Dividends on stock	7	1	13	9	19
Total Interest and Dividend Income	19,442	18,644	19,249	57,264	56,852
INTEREST EXPENSE
Interest on deposits	1,333	1,397	1,954	4,317	6,497
Interest on other borrowed funds	—	—	—	—	16
Total Interest Expense	1,333	1,397	1,954	4,317	6,513
Net Interest Income	18,109	17,247	17,295	52,947	50,339
Provision for loan losses	150	150	1,590	1,750	3,618
Net Interest Income After Provision for Loan Losses	17,959	17,097	15,705	51,197	46,721
NONINTEREST INCOME
Service charges on deposit accounts	1,258	1,140	1,055	3,457	3,001
Debit card income, net	1,094	1,204	978	3,344	2,629
Mortgage loan income	1,770	2,357	2,884	7,009	5,720
Brokerage income	851	806	586	2,491	1,725
Loan and deposit income	413	395	413	1,281	1,340
Bank-owned life insurance income	176	164	139	473	425
Gain (Loss) on equity securities	(41)	11	—	(100)	96
Gain (Loss) on sale and call of securities	—	34	125	193	1,348
SBIC income	136	239	200	616	568
Other income (loss)	(14)	53	40	57	122
Total Noninterest Income	5,643	6,403	6,420	18,821	16,974
OPERATING EXPENSES
Personnel expenses	7,956	8,110	8,077	24,087	23,072
Occupancy and equipment expenses	1,412	1,329	1,319	4,019	3,739
Technology expenses	734	744	661	2,144	1,863
Advertising	282	226	240	691	717
Other business development expenses	283	307	233	889	782
Data processing expense	528	532	491	1,445	1,412
Other taxes	527	532	433	1,584	1,308
Loan and deposit expenses	325	193	289	773	808
Legal and professional expenses	453	368	487	1,189	1,587
Regulatory assessment expenses	251	213	172	665	337
Other operating expenses	933	838	849	2,753	2,445
Total Operating Expenses	13,684	13,392	13,251	40,239	38,070
Income Before Income Tax Expense	9,918	10,108	8,874	29,779	25,625
Income tax expense	1,780	1,869	1,589	5,337	4,741
Net Income	$8,138	$8,239	$7,285	$24,442	$20,884

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,619,019	$16,993	4.11%	$1,617,267	$16,351	4.00%	$1,656,586	$17,080	4.04%
Securities - taxable	340,045	1,181	1.39%	319,026	1,102	1.38%	317,612	1,240	1.56%
Securities - tax-exempt	203,046	1,039	2.05%	200,132	1,036	2.07%	146,477	859	2.35%
Federal funds sold	52,589	20	0.15%	82,723	25	0.12%	73,644	30	0.16%
Interest-bearing balances due from banks	579,698	202	0.14%	534,934	129	0.10%	97,687	27	0.11%
Nonmarketable equity securities	3,448	7	0.81%	3,448	1	0.10%	3,441	13	1.51%
Total interest-earning assets	2,797,845	$19,442	2.73%	2,757,530	$18,644	2.68%	2,295,447	$19,249	3.30%
Allowance for loan losses	(19,343)			(19,437)			(15,525)
Noninterest-earning assets	135,697			131,101			128,910
Total assets	$2,914,199			$2,869,194			$2,408,832
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,210,605	$384	0.13%	$1,195,766	$375	0.13%	$891,840	$617	0.28%
Time deposits	342,872	949	1.10%	341,941	1,022	1.20%	330,576	1,337	1.61%
Total interest-bearing deposits	1,553,477	1,333	0.34%	1,537,707	1,397	0.36%	1,222,416	1,954	0.64%
Other borrowings	—	—	—%	—	—	—%	—	—	—%
Total interest-bearing liabilities	1,553,477	$1,333	0.34%	1,537,707	$1,397	0.36%	1,222,416	$1,954	0.64%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,046,139			1,023,828			891,850
Accrued interest and other liabilities	16,570			17,235			18,541
Total noninterest-bearing liabilities:	1,062,709			1,041,063			910,391
Stockholders’ equity	298,013			290,424			276,025
Total liabilities and stockholders’ equity	$2,914,199			$2,869,194			$2,408,832
Net interest income		$18,109			$17,247			$17,295
Net interest spread			2.39%			2.32%			2.66%
Net interest margin			2.54%			2.48%			2.96%
Net interest margin FTE(3)			2.60%			2.54%			3.02%
Cost of deposits			0.20%			0.22%			0.37%
Cost of funds			0.19%			0.20%			0.34%
(1)Includes average outstanding balances of loans held for sale of $7.2 million, $10.0 million, and $24.4 million for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020.

	For the Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,619,019	$16,993	4.11%	$1,617,267	$16,351	4.00%	$1,656,586	$17,080	4.04%
Less: PPP loans, net
Average	63,205			109,182			193,038
Interest		166			284			509
Fees		1,201			778			877
Total PPP loans, net	63,205	1,367	8.57%	109,182	1,062	3.89%	193,038	1,386	2.84%
Non-PPP loans (non-GAAP)(4)	$1,555,814	$15,626	3.93%	$1,508,085	$15,289	4.01%	$1,463,548	$15,694	4.20%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.26%			2.27%			2.70%
Net interest margin			2.40%			2.42%			2.97%
Net interest margin FTE(3)			2.46%			2.48%			3.03%
(1)Includes average outstanding balances of loans held for sale of $7.2 million, $10.0 million, and $24.4 million for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Nine Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,610,449	$50,509	4.14%	$1,571,318	$50,623	4.24%
Securities - taxable	318,354	3,145	1.32%	282,186	3,725	1.76%
Securities - tax-exempt	199,556	3,102	2.07%	114,581	2,041	2.38%
Federal funds sold	70,841	67	0.13%	63,015	179	0.37%
Interest-bearing balances due from banks	521,118	432	0.11%	91,866	265	0.38%
Nonmarketable equity securities	3,448	9	0.34%	2,639	19	0.96%
Total interest-earning assets	$2,723,766	$57,264	2.78%	$2,125,605	$56,852	3.52%
Allowance for loan losses	(19,152)			(14,702)
Noninterest-earning assets	133,400			122,948
Total assets	$2,838,014			$2,233,851
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,177,220	$1,238	0.14%	$842,193	$2,214	0.35%
Time deposits	341,847	3,079	1.20%	333,154	4,283	1.72%
Total interest-bearing deposits	1,519,067	4,317	0.38%	1,175,347	6,497	0.74%
Other borrowings	—	—	—%	6,231	16	0.35%
Total interest-bearing liabilities	1,519,067	$4,317	0.38%	1,181,578	$6,513	0.74%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,009,188			767,372
Accrued interest and other liabilities	17,324			17,762
Total noninterest-bearing liabilities	1,026,512			785,134
Stockholders’ equity	292,435			267,139
Total liabilities and stockholders’ equity	$2,838,014			$2,233,851
Net interest income		$52,947			$50,339
Net interest spread			2.40%			2.78%
Net interest margin			2.57%			3.11%
Net interest margin FTE(3)			2.63%			3.17%
Cost of deposits			0.23%			0.45%
Cost of funds			0.21%			0.41%
(1)Includes average outstanding balances of loans held for sale of $9.4 million and $13.3 million for the nine months ended September 30, 2021 and 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the nine months ended September 30, 2021 and 2020.

	For the Nine Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,610,449	$50,509	4.14%	$1,571,318	$50,623	4.24%
Less: PPP loans, net
Average	93,408			116,095
Interest		734			932
Fees		3,827			1,607
Total PPP loans, net	93,408	4,561	6.51%	116,095	2,539	2.90%
Non-PPP loans (non-GAAP)(4)	$1,517,041	$45,948	4.00%	$1,455,223	$48,084	4.35%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.27%			2.82%
Net interest margin			2.43%			3.13%
Net interest margin FTE(3)			2.49%			3.19%
(1)Includes average outstanding balances of loans held for sale of $9.4 million and $13.3 million for the nine months ended September 30, 2021 and 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Tangible common equity
Total stockholders' equity	$298,688	$292,924	$278,078
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$297,142	$291,378	$276,532
Common shares outstanding	7,276,400	7,284,994	7,325,333
Book value per common share	$41.05	$40.21	$37.96
Tangible book value per common share (non-GAAP)	$40.84	$40.00	$37.75

Tangible assets
Total assets	$3,020,784	$2,878,476	$2,490,928
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$3,019,238	$2,876,930	$2,489,382
Total stockholders' equity to assets	9.89%	10.18%	11.16%
Tangible common equity to tangible assets (non-GAAP)	9.84%	10.13%	11.11%

Non-PPP loans HFI
Loans HFI	$1,622,593	$1,600,388	$1,649,272
Adjustments:
PPP loans, net	(45,962)	(82,972)	(193,532)
Non-PPP loans HFI (non-GAAP)	$1,576,631	$1,517,416	$1,455,740

Assets excluding PPP loans, net
Assets	$3,020,784	$2,878,476	$2,490,928
Adjustments:
PPP loans, net	(45,962)	(82,972)	(193,532)
Assets excluding PPP loans, net (non-GAAP)	$2,974,822	$2,795,504	$2,297,396

Allowance for loan losses	$19,168	$19,460	$16,192
Deposits	$2,704,583	$2,569,599	$2,193,940

Loans HFI to deposits ratio	59.99%	62.28%	75.17%
Non-PPP loans HFI to deposits ratio (non-GAAP)	58.29%	59.05%	66.35%

Allowance for loan losses to loans HFI	1.18%	1.22%	0.98%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.22%	1.28%	1.11%